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Exhibit 4.2.2

DATED 28th April 2000

SKYEPHARMA PLC

-AND-

MICHAEL ASHTON

EXECUTIVE SERVICE AGREEMENT

Arnheim Tite & Lewis
St Andrew's House
20 St Andrew Street
London EC4A 3TL
Tel: 0171-212-1616
Fax: 0171-212-1570
Ref: CLG

Copyright © 1999 Arnheim Tite & Lewis

THIS AGREEMENT is made on                         2000

BETWEEN:

(1)
SKYEPHARMA PLC (registered in England no: 00107582) whose [registered office] is at 105 Piccadilly, London, W1V 9FN ("the Company"); and

(2)
MICHAEL ASHTON of                        ("the Executive").

IT IS AGREED as follows.

1      INTERPRETATION AND DEFINITIONS

1.1
In this Agreement where the context permits words in the singular shall include the plural and vice versa; references to the masculine gender shall include references to the feminine; and the following words and expressions shall have the following respective meanings:

"Appointment"	the employment of the Executive under the terms of this Agreement;
"Associated Company"
any company (wherever incorporated), not being a Subsidiary, of which more than 20 per cent but less than 51 per cent of the equity share capital (as defined in section 744 of the Companies Act 1985) is for the time being beneficially owned by the Company and/or any other Group Company;
"Board"
the Board of Directors of the Company from time to time or, where the context permits, such other person or persons as the Board may nominate from time to time as its representative for the purposes of this Agreement;
"Commencement Date"	1 January 1999;
"Holding Company"	has the meaning given in section 736 of the Companies Act 1985;
"Group"
the Company, any Holding Company for the time being of the Company, and any Subsidiary for the time being of the Company or any such Holding Company and any Associated Company and "Group Company" means any company in the Group; and
"Subsidiary"	has the meaning given in section 736 of the Companies Act 1985.
1.2
References to any legislation shall be deemed to include any statutory amendment or re-enactment whenever made, any previous enactment consolidated in it and any regulation or order made under it. References to clauses and the parties are respectively to clauses of and the parties to this Agreement.

1.3
The clause headings are for ease of reference only and shall not affect the construction or interpretation of this Agreement.

2      APPOINTMENT AND DURATION OF AGREEMENT

2.1
The Company shall employ the Executive and the Executive shall serve the Company from the Commencement Date as Chief Executive Officer of the Company, reporting to the Board.

2.2
The Appointment shall be deemed to have commenced on the Commencement Date and shall continue (subject as provided below) until terminated by the Company giving to the Executive not less than 12 months' prior written notice, or by the Executive giving to the Company not less than six months' prior written notice, expiring at any time.

2.3
The Company reserves the right to terminate the Appointment at any time by summary written notice and making to the Executive a payment equal to the salary and the value of the other benefits to which the Executive is entitled under this Agreement for his contractual period of notice or any unexpired portion of his period of notice.

3      DUTIES AND POWERS

3.1
The Executive shall carry out such duties appropriate to his status and exercise such powers in relation to the Company or any other Group Company and its or their businesses as may from time to time be assigned to or vested in him by the Board.

3.2
In the course of the Appointment the Executive shall:

3.2.1
subject to the other provisions of this Agreement, devote the whole of his time, attention and abilities to the business and affairs of the Company and of the Group during such hours as are necessary for the proper performance of his duties.

3.2.2
without additional remuneration accept such offices in the Company or any other Group Company as the Board may from time to time require;

3.2.3
use his best endeavours to promote the interests and reputation of the Group and be bound by and comply with the general policies adopted by the Board applicable to the Executive; and

3.2.4
keep the Board informed of his conduct of the business and affairs of the Company and the Group, providing such explanations (in writing if required) as the Board may from time to time require to such persons as it may nominate.

3.3
The normal place of work of the Executive shall be 105 Piccadilly, London W1V 9FN. However, the Company may require him to work on a temporary or permanent basis at any location within the United Kingdom and overseas and travel to such places, both inside and outside the United Kingdom, as may be required for the proper performance of his duties.

3.4
In performing his duties, the Executive may be required to work outside the United Kingdom for consecutive periods of one month or more. In that event, the Executive's remuneration will continue to be paid by the Company as set out below and there will be no changes to his other benefits, save as may be notified to him.

4      GARDEN LEAVE

4.1
Once notice of termination has been given by either party the Company may, during a period or periods not exceeding six months, suspend the Executive from the performance of his duties and/or exclude him from any premises of the Company or any other Group Company. Salary and other contractual benefits shall continue to be paid or provided despite such suspension and/or exclusion. During any such period of suspension and/or exclusion, the Executive shall not without the prior written consent of the Board contact (either directly or indirectly) any clients, customers, suppliers or employees of the Company or any other Group Company.

4.2
In the event of the suspension and/or exclusion of the Executive pursuant to clause 4.1, the Company may require the Executive:

4.2.1
to resign from any directorship held by him in the Company or any other Group Company or from any other office held by him by virtue of the Appointment; and

  4.2.2
  to return to the Company all property in his possession or under his control belonging to the Company or any other Group Company with the exception of his company car provided under clause 7.

5      OUTSIDE INTERESTS AND DEALINGS

5.1
The Executive shall disclose to the Company in writing any interests of himself in any trade, business or occupation whatsoever (other than those in which the Executive is properly engaged on behalf of the Company or any other Group Company) whether or not such trade, business or occupation is conducted for profit or gain.

5.2
The Executive shall not during the continuance of the Appointment without the prior written consent of the Board be directly or indirectly engaged, concerned or interested in any capacity in any trade, business or occupation (other than the business of the Company or any other Group Company) whether or not of a similar nature to or competing in any material respect with any of the businesses of the Company or any other Group Company. This sub-clause shall not prevent the Executive from holding or being interested in not more than five per cent of the total issued share capital in any company whose shares are quoted or dealt in on a recognised stock exchange.

6      SALARY AND EXPENSES

6.1
During the Appointment, the Company shall pay or procure to be paid to the Executive an annual salary of £322,500 This salary shall accrue on a daily basis and be payable by equal monthly instalments in arrears on or about the last day of each month or as otherwise determined by the Company. Salary shall be inclusive of any sums receivable (and abate by any sums received) by the Executive as director's fees.

6.2
The Executive agrees to indemnify the Company from any liability to United Kingdom income tax and employee's national insurance contributions and/or any other world-wide tax or social security liabilities which may become due on any of his income in connection with the Appointment (except for the avoidance of doubt the tax and national insurance contributions which the Company shall have deducted at source).

6.3
The Company shall reimburse or procure reimbursement to the Executive of all reasonable out-of-pocket expenses (including hotel, travelling and other expenses) wholly properly and necessarily incurred by the Executive on the business of the Company or any other Group Company. The Executive will provide such evidence of expenses as the Company may reasonably require.

6.4
For the purposes of Part II of the Employment Rights Act 1996, the Executive hereby authorises the Company to deduct from any sums owing to him (including but not limited to salary and accrued holiday pay) the amount of any sums owing from the Executive to the Company at any time.

7.     CAR

7.1
For as long as the Executive is legally entitled to drive during the Appointment, the Company shall provide a car for his use in the performance of his duties under this Agreement and for private purposes. The car shall be of a make and standard in accordance with the Company's car policy in force from time to time. The Company shall pay for the running expenses including maintaining, repairing, servicing, taxing and insuring the car and petrol and oil for both business and private use of the car.

7.2
The Executive shall comply with all statements of policy, rules and regulations issued by the Company from time to time with regard to cars provided by the Company for use by executives and shall return the motor car to the Company at its place of business in good condition and with all keys and documents relating to it upon termination of the Appointment.

7.3
In the event of the Executive being barred from driving, he shall cease to be entitled to the benefit of a car forthwith and shall not be entitled to and compensation or allowance in lieu thereof.

8      BENEFITS

8.1
The Company shall pay the premiums for providing the Executive with life assurance cover of four times his salary payable under clause 6.1 subject to any limits imposed by the Inland Revenue from time to time, to the approval of the Company's insurers to provide such insurance on terms considered reasonable by the Company and any terms and conditions they may impose and to the rules of the policy from time to time in force.

8.2
During the Appointment the Executive shall be entitled to participate in any private medical expenses insurance, permanent health insurance and critical illness insurance schemes which the Company may make available to employees of the Executive's status and which the Board may expressly offer to the Executive. Any such participation shall be subject to and in accordance with the rules of the relevant scheme from time to time in force and participation in any such scheme shall not affect the right of the Company to terminate the Appointment under any other provision of this Agreement.

8.3
The Company will provide the Executive with a housing allowance of US$40,000. This payment will be subject to any deductions for tax and social security as may be required by law.

8.4
The Company will contribute a maximum in total of £15,000 per year to the United Kingdom school fees for the Executive's dependent children under the age of 18 or who are still at school or sixth form college. For the avoidance of doubt, the Company will not pay or contribute to any University or further education fees and the amount referred to above represents the total maximum amount payable by the Company in respect of all of his dependent children.

8.5
During the Appointment the Company shall, at such intervals as it may determine, pay into the Executive Personal Pension Scheme operated by the Company contributions of the lesser of (i) 12.5 per cent of the Executive's annual salary which is remitted in the United Kingdom; and (ii) the maximum annual amount permitted by the Inland Revenue.

8.6
The Executive may, at the Board's discretion, be entitled to participate in the stock option scheme operated by the Company. Any such participation shall be subject to and in accordance with the rules of the scheme from time to time in force.

8.7
Any benefits provided by the Company to the Executive and/or the Executive's family which are not expressly referred to in this Agreement shall be regarded as ex gratia and at the entire discretion of the Company and shall not form part of the Executive's contract of employment with the Company. Such benefits may be varied or discontinued at any time and no compensation shall be payable in lieu thereof.

9      INCAPACITY

9.1
Subject to his compliance with the following sub-clauses of this clause 9 and to clauses 2 and 13, the Executive shall be entitled to receive the remuneration and benefits due under this Agreement during periods of absence from work caused by illness, injury or accident for a maximum of a total aggregate period of 90 working days in any period of 12 calendar months. Thereafter, the payment of remuneration and provision of benefits shall be at the absolute discretion of the Company. Any remuneration paid under this sub-clause shall be deemed to be inclusive of statutory sick pay and the Company shall be entitled to deduct from any such remuneration the amount (if any) which the Executive is entitled to claim in consequence of his incapacity by way of state sickness related benefits or the Company's permanent health insurance scheme, whether or not a claim is made.

9.2
The Executive shall comply with the Company's rules in force from time to time relating to notification of absence, self-certification and the provision of medical certificates.

9.3
The Executive shall, at the request and expense of the Company, undergo a medical examination with a medical practitioner nominated by the Company and the Executive hereby agrees that if requested by the Company he will give written permission to allow the Company to have access to any medical or health report in its complete form prepared by any health professional on his physical or mental condition.

10    HOLIDAYS

10.1
The Executive shall be entitled to 25 working days' paid holiday per holiday year (in addition to English bank and other public holidays) to be taken at such time or times as may be approved in advance by the Board. Holiday entitlement shall be deemed to accrue from day to day. The Company's holiday year runs from 1 January to 31 December.

10.2
On termination of the Appointment other than pursuant to clause 12.2 or where the Executive terminates his employment without giving the requisite period of notice under this Agreement (subject to any statutory entitlement), the Company will pay the Executive one day's holiday pay for each complete day of holiday entitlement for that year which has accrued but remains untaken at the date of termination. A day's holiday pay for this purpose shall be 1/260 of the Executive's salary under clause 6.1. The Company may deduct from any sums payable to the Executive one day's holiday pay for each day's holiday taken in excess of the Executive's accrued entitlement at the date of termination which the Executive hereby authorises. The Company may require the Executive to take outstanding holiday during any period of notice.

11    CONFIDENTIALITY

11.1
The Executive shall not, either during the continuance of this Agreement (otherwise than in the performance of his duties) or at any time after its termination use, divulge or communicate to any person, and shall use his best endeavours to prevent the unauthorised publication, use or disclosure of, any trade secrets or other confidential information relating to the business or affairs of the Company or any other Group Company. This obligation shall be in addition to and not in substitution for any other express or implied duty of confidentiality owed by the Executive to the Company or any other Group Company.

11.2
Clause 11.1 shall cease to apply to information which is required to be disclosed by the Executive by law or which has come into the public domain otherwise than through the default of the Executive.

11.3
For the purposes of clause 11.1, trade secrets and confidential information shall include but shall not be limited to: unpublished financial and management accounts and information; details of customers, prospective customers and employees of the Company and other Group Companies; marketing and product designs and strategies; and any information which is notified to the Executive as being confidential.

12    INVENTIONS

12.1
For the purpose of this clause 12, "Intellectual Property Rights" means any invention, improvement, discovery, system or software and any patents, trade marks (registered, unregistered or otherwise applied for), registered designs, unregistered designs, copyrights, database rights, technical information, know-how or any changes or any amendments thereto and any similar rights both in the UK and abroad.

12.2
Any Intellectual Property Rights arising in the course of or as a direct or indirect consequence of work undertaken by the Executive whilst in the service of the Company or of any company in the Group in connection with or in any way affecting or relating to the business of the Company or any other company in the Group, or capable of being used or adapted for use in that business or in connection with that business, shall belong to and be the absolute property of the Company.

12.3
It is hereby declared and agreed that any copyright and/or design right in any literary, graphic or artistic work and/or broadcast, sound recording, database or design right arising under the preceding paragraphs shall belong to the Company and to that end the Executive hereby agrees to assign any existing Intellectual Property Rights including copyright and/or design rights in software and the Executive hereby assign by way of future assignment, all such copyright and/or design right to the Company to hold absolutely unto itself.

12.4
At the request and expense of the Company, the Executive will promptly execute and do all acts, matters, documents and things necessary to vest full legal title to any Intellectual Property Rights in the Company or its nominee, and/or to enable the Company or its nominee to enforce its Intellectual Property Rights against third parties and apply for registration of the Intellectual Property Rights where appropriate throughout the world. Without prejudice to the generality of this Subclause 12.4, the Executive hereby irrevocably authorise the Company to appoint some person to act as his attorney in his stead to do all such things and execute such documents as may be necessary to grant to the Company or its nominee the full benefit of this sub-clause 12.4.

12.5
The Executive will not do anything, whether by omission or commission, during the duration of his employment or at any time after its termination, to affect or imperil the validity of any Intellectual Property Rights. In particular (and in addition to any other duty relating to confidentiality), he will not disclose the subject matter of any Intellectual Property Rights which may be registerable or patentable before the Company has applied for protection for these rights, in the UK or abroad.

12.6
It is agreed for the purpose of Section 2(1) of the Registered Designs Act 1949 (as amended by the Copyrights Design and Patents Act 1988) that the covenants on the part of the Company in this Agreement shall, as between the Company and he be treated as good consideration and the Company shall for the purpose of that Act be the proprietor of any design.

12.7
The Executive acknowledges that any use of the Intellectual Property Rights by him is with the consent of the Company and that any use shall ensure wholly for the benefit of the Company and that nothing in this contract will give him any right, interest or title in and to the Intellectual Property Rights except as expressly provided for in this Agreement.

12.8
Any legal proceedings issued by the Company or any other company in the Group in respect of any infringement or dispute or threatened infringement will be conducted at the Company's discretion and expense and the Executive agrees to give all reasonable assistance in any such legal proceedings.

13    EARLY TERMINATION

13.1
Notwithstanding the provisions of clauses 2 and 9 the Executive's employment may be terminated by the Company immediately by written notice if the Executive:

13.1.1
commits any serious breach of his obligations under this Agreement or is guilty of any gross misconduct, negligence or default; or

13.1.2
after written warning repeats or continues any breach of his obligations under this Agreement; or

  13.1.3
  is guilty of conduct tending to bring himself or the Company or any other Group Company into disrepute including but not limited to knowingly making any untrue or misleading statement in relation to the Company or any other Group Company; or

  13.1.4
  has a bankruptcy order made against him or compounds or attempts to compound with his creditors generally; or

  13.1.5
  becomes of unsound mind or has an order made in respect of him under the Mental Health Act 1983; or

  13.1.6
  becomes prohibited from being a director of a company; or

  13.1.7
  is convicted of any criminal offence other than an offence under road traffic legislation for which the Executive is not sentenced to imprisonment (whether immediate or suspended).

13.2
If the Company considers that it may be entitled to terminate the employment of the Executive pursuant to clause 13.1, it shall be entitled (but without prejudice to its rights subsequently to terminate such employment on the same or any other ground) to suspend the Executive on full pay for the purposes of investigation.

14    OBLIGATIONS ON TERMINATION

14.1
Upon the termination of his employment, the Executive shall:

14.1.1
immediately tender his written resignation without claim for compensation from any office the Executive may hold as a director of the Company or any other Group Company and from all offices held by him in the Group or otherwise by virtue of his employment; and

14.1.2
immediately deliver up to the Company (without retaining any copies) all property belonging to the Company or any other Group Company or any of its or their customers or clients in his possession or under his control including but not limited to all correspondence, documents, papers, memoranda, notes, records (including any contained in magnetic media or other forms of computer storage), videos and tapes and shall not permit the same to be used by any party whatsoever before being returned to the Company.

14.2
The Executive shall upon request from the Company confirm in writing that he has fully complied with the obligations contained in clause 14.1.

15    OBLIGATION AFTER TERMINATION

  The Executive shall not at any time after the termination of his employment represent himself as being in any way connected with or interested in the business of the Company or any other Group Company or knowingly make any untrue or misleading statement in relation to the Group.

16    GENERAL

16.1
This Agreement shall take effect on and from the Commencement Date, as from which date all other agreements or arrangements (whether written or oral and express or implied) between the Executive and the Company or any other Group Company relating to the services or employment of the Executive shall be deemed to have been terminated by mutual consent.

16.2
The expiration or termination of this Agreement shall not affect such of the provisions hereof as are expressed to operate or have effect after the termination of this Agreement and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

16.3
All communications and notices between the parties with respect to any of the provisions of this Agreement shall by letter delivered by hand or sent by pre-paid first class delivery post, facsimile transmission ("fax") or telex message addressed to the other party at the addresses set out in this Agreement or to such other addresses as may be notified by the parties for the purpose of this clause 16.

16.4
Communications which are sent or despatched by first class post shall be deemed to have been received by the addressee two business days after despatch and any given by fax or telex in the ordinary course of transmission.

16.5
In proving service by post it shall only be necessary to prove that the communication was contained in an envelope which was duly addressed, stamped and posted by first class delivery post and that the post was operating normally during that time.

16.6
The date of commencement of continuous employment of the Executive is 24 March 1997.

16.7
The Executive should refer in writing any grievance he may have about his employment or about disciplinary decisions relating to him to the Board whose decision shall be final.

16.8
There are no disciplinary procedures applicable to the Executive except as specified in this Agreement.

16.9
There are no collective agreements applicable to the Appointment.

16.10
This Agreement shall be governed by the laws of England, and each party submits to the exclusive jurisdiction of the English courts as regards any claim or matter arising under this Agreement.

        IN WITNESS whereof this Agreement has been signed on behalf of the Company and by the Executive:

SIGNED on behalf of SKYEPHARMA PLC by	) ) )
SIGNED by the said MICHAEL ASHTON in the presence of:	) ) )
[ILLEGIBLE] 105 Piccadilly London W1J 7NJ

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DATED 28th April 2000 SKYEPHARMA PLC -AND- MICHAEL ASHTON
EXECUTIVE SERVICE AGREEMENT